Exhibit 10.1

QC HOLDINGS, INC.

LONG-TERM INCENTIVE PLAN

On February 5, 2008, the Compensation Committee of the Board of Directors of QC Holdings, Inc. (the “Company”) adopted the Long-Term Incentive Plan (the “LTI Plan”) for certain executive officers and other key employees of the Company. The LTI Plan is not set forth in any formal document. The following is a description of the key elements of the LTI Plan design:

•	LTI Plan will apply to the Area Manager position and above.

•	LTI Plan will not apply to the Don Early or Mary Lou Andersen, who will continue to receive no equity awards until future action by the Compensation Committee.

•	LTI awards will occur annually. Restricted stock awards will vest ratably over a four-year period. Options will vest ratably over a four-year period with a 10-year term.

•	LTI awards will consist of approximately 50% of value in stock options and approximately 50% of value in restricted stock awards for executive officers.

•	LTI awards for non-executive officers will consist of 100% restricted stock awards.